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                                                                     EXHIBIT 8.1



                        [Sullivan & Cromwell Letterhead]



                                                               February 11, 2000



Zions Bancorporation,
One South Main, Suite 1380,
Salt Lake City, Utah 84111.

Ladies and Gentlemen:

                  We have acted as counsel to Zions Bancorporation, a Utah corporation ("Zions"), in connection with the planned merger of Zions with and into First Security Corporation, a Delaware corporation ("First Security"), pursuant to the Agreement and Plan of Merger, dated as of June 6, 1999, by and among Zions and First Security (the "Agreement"). We render this opinion to you, in part, in connection with the registration of the Surviving Corporation Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

                  For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of Zions and First Security (the "Proxy/Prospectus").

                  (ii) The representations contained in the letters of representation from Zions and First Security to us and Wachtell, Lipton, Rosen & Katz, special counsel to First Security, both dated February 11, 2000, will be true and complete at the Effective Time.

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Zions Bancorporation                                                         -2-


                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (1) The Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Zions and First Security will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

                  (3) No gain or loss will be recognized by shareholders of Zions who receive shares of Surviving Company Common Stock in exchange for shares of Zions Common Stock.

The tax consequences described in (3) above may not be applicable to financial institutions, dealers in securities, traders in securities that elect to use a mark to market method of accounting, persons who hold Zions Common Stock as part of a "straddle", "hedge" or "conversion" transaction or persons who acquired or acquire shares of Zions Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

                  This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

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Zions Bancorporation                                                         -3-


                   We also hereby confirm to you that the discussions set forth under the heading "THE MERGER Federal Income Tax Considerations of the Merger and Related Transactions" in the Proxy/Prospectus which form a part of the Registration Statement of the Company to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER - Federal Income Tax Considerations of the Merger and Related Transactions" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.


                                             Very truly yours,



                                             /s/ Sullivan & Cromwell